AMENDMENT TO
                  INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

Part Two: COMPENSATION TO INVESTMENT MANAGER, paragraph (1)(a)(i), of the Investment Management and Services Agreement between AXP Growth Series, Inc. on behalf of AXP Large Cap Equity Fund and American Express Financial Corporation dated January 10, 2002, is modified as follows. All other provisions of the agreement remain in full force and effect.

         (1)(a)(i) The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with paragraph (ii) below. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                                                 AXP GROWTH SERIES, INC.
                                                     AXP Large Cap Equity Fund

                                                 By: /s/ Leslie L. Ogg
                                                     -------------------
                                                         Leslie L. Ogg
                                                         Vice President


                                                 AMERICAN EXPRESS FINANCIAL
                                                 CORPORATION

                                                 By: /s/ Paula R. Meyer
                                                     -------------------
                                                         Paula R. Meyer
                                                         Vice President